UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$40,870,260	100%	$40,870,260	$2,914.05 (1)

(1)	The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. $10,104.19 of the registration fees paid in respect of the securities covered by the registration statement of which the pricing supplement is a part remain unused. $2,914.05 of that amount is being offset against the registration fee for this offering and $7,190.14 remains available for future registration fees.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-156118

The terms of the Notes are as specified in this term sheet and in the documents indicated herein under “Additional Note Terms”. Investing in the Notes involves a number of risks. There are important differences between the Notes and a conventional debt security, including different investment risks. See “Risk Factors ” and “Additional Risk Factors” on page TS-5 of this term sheet and “Risk Factors” beginning on page P-4 of product supplement LIRN-2. The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and First Republic Securities Company, LLC, a broker-dealer affiliate of Merrill Lynch, will act as principal in selling the Notes to investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this term sheet or the Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$40,870,260.00
Underwriting discount (1)	$.20	$817,405.20
Proceeds, before expenses, to SEK	$9.80	$40,052,854.80

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $.15 per unit, respectively.

Merrill Lynch & Co.

May 27, 2010

4,087,026 Units

Capped Leveraged Index Return Notes®

Linked to the Palladium Spot Price Due November 23, 2011

$10 principal amount per unit

Pricing Supplement/Term Sheet No. 109

Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation)

	Pricing Date Settlement Date Maturity Date CUSIP No.	May 27, 2010 June 4, 2010 November 23, 2011 01019M652
Capped Leveraged Index Return Notes®

200% leveraged upside exposure to increases in the Palladium Spot Price, subject to a cap of 41.60%

1-to-1 downside exposure to decreases in the Palladium Spot Price in excess of a Threshold Value with up to 90% of the principal amount at risk

A maturity of approximately 18 months

Payment at maturity is subject to the credit risk of SEK

No periodic interest payments

No listing on any securities exchange

STRUCTURED INVESTMENTS

PRINCIPAL PROTECTION

MARKET PARTICIPATION

ENHANCED PARTICIPATION

Summary

The Capped Leveraged Index Return Notes® Linked to the Palladium Spot Price Due November 23, 2011 (the “Notes”) are senior, unsecured debt securities of Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation). The Notes are not guaranteed or insured by the Federal Deposit Insurance Corporation (“FDIC”) or secured by collateral, and they are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program. The Notes will rank equally with all of SEK’s other unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of SEK. The Notes provide a leveraged return for investors, subject to a cap, if the Palladium Spot Price (as defined below) increases moderately from the Starting Value, determined on May 27, 2010, the date the Notes were priced for initial sale to the public (the “Pricing Date”), to the Ending Value, determined on a Calculation Day shortly prior to the maturity date of the Notes. Investors must be willing to forgo interest payments on the Notes and be willing to accept a return that is capped or a repayment that may be less, and potentially significantly less, than the Original Offering Price of the Notes.

Capitalized terms used but not defined in this term sheet have the meaning set forth in product supplement LIRN-2. References in this term sheet to “SEK, “we”, “us” and “our” are to Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation), and references to “Merrill Lynch” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Terms of the Notes

Issuer:	Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation)
Original Offering Price:	$10 per unit
Term:	Approximately 18 months
Market Measure:	The London Platinum and Palladium Market Palladium PM Fixing Price (the “Palladium Spot Price”), which is a benchmark price for palladium.
Starting Value:	455.00
Ending Value:

The Palladium Spot Price on the Calculation Day (as defined below). If it is determined that the scheduled Calculation Day is not a Market Measure Business Day, or if a Market Disruption Event occurs on the scheduled Calculation Day, the Ending Value will be determined as more fully described on page P-12 of product supplement LIRN-2.

Threshold Value:	409.50 (90% of the Starting Value, rounded to two decimal places).
Capped Value:	$14.16 per unit of Notes, which represents a return of 41.60% over the $10 Original Offering Price.
Calculation Day:	November 16, 2011
Participation Rate:	200%
Downside Leverage Factor:	100%
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Determining Payment at

Maturity for the Notes

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the Notes, including the Participation Rate of 200% and the Capped Value of $14.16 (a 41.60% return). The green line reflects the hypothetical returns on the Notes, while the gray line reflects the hypothetical returns of a direct investment in palladium, as measured by the Palladium Spot Price.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value and the term of your investment.

Hypothetical Payments at Maturity

Set forth below are four examples of payment at maturity calculations (rounded to two decimal places), including the Starting Value of 455.00 and the Capped Value of $14.16.

Example 1—The hypothetical Ending Value is equal to 70% of the Starting Value and less than the Threshold Value:

Starting Value:	455.00
Hypothetical Ending Value:	318.50
Threshold Value:	409.50

$10 +	[	$10 ×	(318.50 – 409.50)	× 100%	]	=$8.00
455.00

Payment at maturity (per unit) = $8.00

Example 2—The hypothetical Ending Value is equal to 95% of the Starting Value and greater than the Threshold Value:

Starting Value:	455.00
Hypothetical Ending Value:	432.25
Threshold Value:	409.50

Payment at maturity (per unit) = $10.00

If the Ending Value is less than the Starting Value but is greater than or equal to the Threshold Value, the payment at maturity (per unit) will be equal to the $10 Original Offering Price.

Example 3—The hypothetical Ending Value is equal to 104% of the Starting Value:

Starting Value:	455.00
Hypothetical Ending Value:	473.20

$10 +	[	$10 ×	(473.20 – 455.00)	× 200%	]	=$10.80
455.00

Payment at maturity (per unit) = $10.80

Example 4—The hypothetical Ending Value is equal to 150% of the Starting Value:

Starting Value:	455.00
Hypothetical Ending Value:	682.50

$10 +	[	$10 ×	(682.50 – 455.00)	× 200%	]	=$20.00
455.00

Payment at maturity (per unit) = $14.16         (Payment at maturity (per unit) cannot be greater than the Capped Value)

The following table illustrates, for the Starting Value of 455.00, the Threshold Value of 409.50 and a range of hypothetical Ending Values of the Palladium Spot Price:

▪	the percentage change from the Starting Value to the hypothetical Ending Value;
▪	the total amount payable on the maturity date per unit (rounded to two decimal places);
▪	the total rate of return to holders of the Notes;
▪	the pretax annualized rate of return to holders of the Notes; and
▪	the pretax annualized rate of return of a hypothetical direct investment in palladium, as measured by the Palladium Spot Price.

The table below reflects the Participation Rate of 200% and the Capped Value of $14.16.

Hypothetical Ending Value	Percentage change from the Starting Value to the hypothetical Ending Value	Total amount payable on the maturity date per unit	Total rate of return on the Notes	Pretax annualized rate of return on the Notes (1)	Pretax annualized rate of return of a hypothetical direct investment in palladium, as measured by the Palladium Spot Price (1),(2)
227.50	-50.00%	$6.00	-40.00%	-31.91%	-42.02%
273.00	-40.00%	$7.00	-30.00%	-22.86%	-31.91%
318.50	-30.00%	$8.00	-20.00%	-14.62%	-22.86%
364.00	-20.00%	$9.00	-10.00%	-7.04%	-14.62%
409.50 (3)	-10.00%	$10.00	0.00%	0.00%	-7.04%
436.80	-4.00%	$10.00	0.00%	0.00%	-2.76%
445.90	-2.00%	$10.00	0.00%	0.00%	-1.37%
455.00 (4)	0.00%	$10.00	0.00%	0.00%	0.00%
464.10	2.00%	$10.40	4.00%	2.69%	1.35%
473.20	4.00%	$10.80	8.00%	5.31%	2.69%
500.50	10.00%	$12.00	20.00%	12.80%	6.59%
546.00	20.00%	$14.00	40.00%	24.26%	12.80%
591.50	30.00%	$14.16 (5)	41.60%	25.13%	18.68%
637.00	40.00%	$14.16	41.60%	25.13%	24.26%
682.50	50.00%	$14.16	41.60%	25.13%	29.59%

(1)	The annualized rates of return specified in this column are calculated on a semiannual bond equivalent basis and assume an investment term from June 4, 2010 to November 23, 2011, the term of the Notes.

(2)	This rate of return assumes:

(a)	a percentage change in the Palladium Spot Price that equals the percentage change from the Starting Value to the relevant hypothetical Ending Value; and

(b)	no transaction fees or expenses.

(3)	This is the Threshold Value.

(4)	This is the Starting Value.

(5)	The total amount payable on the maturity date per unit cannot exceed the Capped Value of $14.16.

The above figures are for purposes of illustration only. The actual amount you receive and the resulting total and pretax annualized rates of return will depend on the actual Ending Value and the term of your investment.

Risk Factors

There are important differences between the Notes and a conventional debt security. An investment in the Notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” section beginning on page P-4 of the product supplement and the “Risks Associated with Foreign Currency Notes and Indexed Notes” section beginning on page S-4 of the prospectus supplement identified below under “Additional Note Terms”, as well as the explanation of certain risks related to SEK contained in Item 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, which was filed with the SEC on March 31, 2010 and is incorporated by reference herein. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

▪	Your investment may result in a loss.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your return, if any, is limited to the return represented by the Capped Value.

▪	Your investment return, if any, may be less than a comparable investment directly in palladium, as measured by the Palladium Spot Price.

▪	You must rely on your own evaluation of the merits of an investment linked to the Palladium Spot Price.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the Notes while providing Merrill Lynch with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date.

▪	Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

▪	Payments on the Notes are subject to SEK’s credit risk, and changes to SEK’s credit ratings are expected to affect the value of the Notes.

▪	Purchases and sales by Merrill Lynch and its affiliates may affect your return.

▪	Ownership of Notes will not entitle you to any rights with respect to palladium or any related futures contracts or commodities.

▪	Trading in palladium can be volatile based on a number of factors that we cannot control.

▪	Suspensions or disruptions of market trading in palladium and related futures markets may adversely affect the value of the Notes.

▪	The Notes will not be regulated by the CFTC.

▪

Tax consequences are uncertain. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “Certain U.S. Federal Income Taxation Considerations” beginning on page P-18 of product supplement LIRN-2.

In addition to these risk factors, it is important to bear in mind that the Notes are senior debt securities of SEK and are not guaranteed or insured by the FDIC or secured by collateral, nor are they obligations of, or guaranteed by, the Kingdom of Sweden. The Notes will rank equally with all of SEK’s unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of SEK.

Additional Risk Factors

There are risks associated with investing in palladium or palladium-linked Notes.

The Palladium Spot Price is derived from a principals’ market which operates as an over-the-counter physical commodity market. Certain features of U.S. futures markets are not present in the context of trading on such principals’ markets. For example, there are no daily price limits, which would otherwise restrict the extent of daily fluctuations in the prices of the commodities in such markets. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Palladium prices are primarily responsive to global supply and demand. Key factors that may influence prices are the policies in or political stability of the most important producing countries, in particular, Russia and South Africa (which together account for over 85% of mine production), the size and availability palladium stockpiles, as well as economic conditions in the countries that are the principal consumers of palladium, including the United States and China. Demand for palladium from the automotive industry, which uses palladium in catalytic converters, accounts for approximately 50% of the industrial use of palladium. The primary non-industrial demand for palladium comes from investors of physically-backed exchange traded funds, which currently accounts for approximately 30% of the overall demand for palladium. Accordingly, reduced demand in these and other industries in which palladium is used could reduce the value of the Notes.

Changes in the methodology used to calculate the Palladium Spot Price or changes in laws or regulations may affect the value of the Notes.

Members of the London Platinum and Palladium Market (the “LPPM”) set the Palladium Spot Price and may adjust the determination of the Palladium Spot Price in a way that adversely affects the value of the Notes. In setting the Palladium Spot Price, these members have no obligation to consider your interests. The LPPM may from time to time change any rule or bylaw or take emergency action under its rules, any of which could affect the Palladium Spot Price. Any change of this kind could cause a decrease in the Palladium Spot Price, which would adversely affect the value of the Notes.

In addition, the price of palladium could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies or instrumentalities, courts, or other official bodies. Any event of this kind could adversely affect the Palladium Spot Price and, as a result, could adversely affect the value of the Notes.

Other Terms of the Notes

The following definitions supersede and replace the definition of “Market Disruption Event” set forth on page P-13 of product supplement LIRN-2.

Market Disruption Event

A “Market Disruption Event” means any of the following events, as determined in good faith by the Calculation Agent:

(A)	the suspension of or material limitation on trading in palladium, or futures contracts or options related to palladium, on the Relevant Market (as defined below);

(B)	the failure of trading to commence, or permanent discontinuance of trading, in palladium, or futures contracts or options related to palladium, on the Relevant Market; or

(C)	the failure of the LPPM (as defined above) to calculate or publish the official fixing price of palladium for that day (or the information necessary for determining the official fixing prices).

For the purpose of determining whether a Market Disruption Event has occurred:

(A)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular trading hours of the Relevant Market; and

(B)	a suspension of or material limitation on trading in the Relevant Market will not include any time when trading is not conducted or prices are not quoted by the LPPM in the Relevant Market under ordinary circumstances.

Relevant Market

“Relevant Market” means the market in London on which members of the LPPM, or any successor thereto, quote prices for the buying and selling of palladium, or if such market is no longer the principal trading market for palladium or options or futures contracts for palladium, such other exchange or principal trading market for palladium as determined in good faith by the Calculation Agent which serves as the source of prices for palladium, and any principal exchanges where options or futures contracts on palladium are traded.

Investor Considerations

You may wish to consider an investment in the Notes if:

▪	You anticipate that the Palladium Spot Price will appreciate moderately from the Starting Value to the Ending Value.

▪

You accept that your investment may result in a loss, which could be significant, if the Palladium Spot Price decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

▪	You accept that the return on the Notes will not exceed the return represented by the Capped Value.

▪	You are willing to forgo interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Palladium Spot Price with no expectation of benefits of owning palladium or any related futures contract.

▪

You are willing to accept that a trading market is not expected to develop for the Notes. You understand that secondary market prices for the Notes, if any, will be affected by various factors, including the actual and perceived creditworthiness of SEK.

▪	You are willing to make an investment, the payments on which depend on the creditworthiness of SEK, as the issuer of the Notes.

The Notes may not be appropriate investments for you if:

▪

You anticipate that the Palladium Spot Price will depreciate from the Starting Value to the Ending Value or that the Palladium Spot Price will not appreciate sufficiently over the term of the Notes to provide you with your desired return.

▪	You are seeking principal protection or preservation of capital.

▪	You seek a return on your investment that will not be capped at 41.60%.

▪	You seek interest payments or other current income on your investment.

▪	You seek an investment that provides you with the benefits of owning palladium or any related futures contracts.

▪	You seek assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

▪	You are not willing or are unable to assume the credit risk associated with SEK, as the issuer of the Notes.

Other Provisions

We will deliver the Notes against payment therefor in New York, New York on a date that is in excess of three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In the original offering, the Notes will be sold in minimum investment amounts of 100 units.

If you place an order to purchase the Notes, you are consenting to each of Merrill Lynch and/or its broker-dealer affiliate First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account.

Merrill Lynch and First Republic Securities Company, LLC may use the Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes but are not obligated to engage in such secondary market transactions and/or market-making transactions. The distribution of the Note Prospectus in connection with such offers or sales will be solely for the purpose of providing investors with the description of the terms of the Notes that was made available to investors in connection with the initial offering of the Notes. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding the issuer or for any purpose other than that described in the immediately preceding sentence. Each of Merrill Lynch and First Republic Securities Company, LLC may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices.

Agent for Service of Process in New York

Under the Indenture, we have irrevocably appointed Mr. David Dangoor, the honorary consul general of the Kingdom of Sweden in The City of New York as our authorized agent for service of process in any action based on the Notes or the Indenture brought against us in any U.S. state or federal court in The City of New York. The contact information for Mr. Dangoor is as follows:

David Dangoor

Honorary Consul General of Sweden

455 Park Avenue, 21st Floor

New York, New York 10022

Tel. No.: +1-212-888-3000

The Palladium Spot Price

The Palladium Spot Price is a benchmark price used in the markets where palladium is sold. The Palladium Spot Price is the official afternoon palladium U.S. dollar fixing per troy ounce of palladium determined by four market-making members of the LPPM. The four current members meet by telephone each London business day at 2:00 P.M. London time to determine the Palladium Spot Price. Currently, the four members are Engelhard Metals Limited, HSBC Bank USA N.A., London branch, Goldman Sachs International and Standard Bank PLC. The Palladium Spot Price is published by Bloomberg, L.P. under the symbol PLDMLNPM.

The LPPM is an “over-the-counter” (OTC) market, as opposed to an exchange-traded environment. Members of the LPPM typically trade with each other and with their clients on a principal-to-principal basis. All risks, including those of credit, are between the two parties to a transaction.

An investment in the Notes does not entitle you to any ownership interest, either directly or indirectly, in palladium or in any palladium transaction traded on the LPPM.

The Notes are not sponsored, endorsed, sold, or promoted by the LPPM. The LPPM takes no responsibility for the accuracy and/or the completeness of information provided in this term sheet, the accompanying product supplement LIRN-2, the accompanying prospectus supplement or the accompanying prospectus. In addition, the LPPM is not responsible for and has not participated in the determination of the timing of the sale of the Notes, prices at which the Notes are to initially be sold, or the quantities of the Notes to be issued or in the determination or calculation of the amount payable on maturity. The LPPM has no obligation in connection with the administration, marketing, or trading of the Notes.

The following graph sets forth the monthly historical performance of the Palladium Spot Price in the period from January 2005 through April 2010. This historical data on the Palladium Spot Price is not necessarily indicative of the future performance of the Palladium Spot Price or what the value of the Notes may be. Any historical upward or downward trend in the Palladium Spot Price during any period set forth below is not an indication that the Palladium Spot Price is more or less likely to increase or decrease at any time over the term of the Notes. On the Pricing Date, the Palladium Spot Price was 455.00.

Summary Tax Consequences

You should consider the United States federal income tax consequences of an investment in the Notes, including the following:

▪

We intend to take the position that the Notes will be treated for U.S. federal income tax purposes as prepaid forward contracts, subject to a floor, to purchase palladium and, by purchasing a Note, you will be deemed to have agreed to that treatment.

▪

Under the treatment agreed to above, the gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder held the Note more than one year immediately before the disposition.

You should refer to the product supplement related to this offering for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

Certain U.S. Federal Income Taxation Considerations

Below is a summary of certain U.S. federal income tax considerations for U.S. investors (“U.S. Holders”) that are initial holders of the Notes and that hold the Notes as capital assets. The following summary is not complete and is qualified in its entirety by the discussions under the section entitled “Certain U.S. Federal Income Taxation Considerations” beginning on page P-18 of the accompanying product supplement LIRN-2, which you should carefully review prior to investing in the Notes.

General.    We intend to take the position that the Notes will be treated for U.S. federal income tax purposes as prepaid forward contracts, subject to a floor, to purchase palladium and, by purchasing a Note, you will be deemed to have agreed to that treatment. The remainder of this discussion assumes that the Notes will be so treated. We also will take the position that at the time of issuance of your Note you deposit irrevocably with us a fixed amount of cash equal to the purchase price of your Note to assure the fulfillment of your purchase obligation, which deposit will be non-interest bearing and will be unconditionally and irrevocably applied at the maturity date to satisfy that obligation at the maturity date. Although you will be obligated to treat the purchase price as a deposit for U.S. federal income tax purposes, the cash proceeds that we will receive from the offering will not be segregated by us during the term of your Note, but instead will be commingled with our other assets.

No statutory, administrative or judicial authority directly addresses the treatment of holders of Notes for U.S. federal income tax purposes. As a result, no assurance can be given that the IRS or a court will agree with the tax consequences described in this discussion. A differing treatment from that assumed herein could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes. Prospective investors are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes in light of their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

Sale, exchange or other taxable disposition of Notes.    A U.S. holder’s initial tax basis in the Notes should be the price at which the U.S. holder purchased the Notes. Upon the sale, exchange or other disposition of Notes in a taxable disposition, a U.S. holder should generally recognize gain or loss equal to the difference between the proceeds received (including amounts received at maturity) and the U.S. holder’s adjusted tax basis in the Note. Under the treatment agreed to above, the gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder held the Note more than one year immediately before the disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Regulatory and Legislative Developments Related to Taxation of Prepaid Forward Contracts.    On December 7, 2007, the IRS and U.S. Treasury Department issued a notice requesting public comments on a comprehensive set of tax policy issues raised by prepaid forward contracts, including several different approaches under which U.S. holders of prepaid forward contracts could be required to recognize ordinary income on a current basis, or could be treated as owning directly the assets subject to the prepaid forward contract. Although it is currently uncertain what future guidance will result from the notice, the notice leaves open the possibility that such guidance could have retroactive application. In addition, prospective investors are encouraged to consult their own tax advisors about the potential impact of several proposed legislative changes in the taxation of derivatives contracts, and the likelihood that any of the foregoing may take effect.

The IRS and U.S. Treasury Department previously issued proposed regulations that would require current accrual of income with respect to contingent nonperiodic payments made under certain notional principal contracts. The preamble to the proposed regulations states that the “wait and see” method of tax accounting does not properly reflect the economic accrual of income on such contracts, and requires current accrual of income with respect to some contracts already in existence at the time the proposed regulations were released. While the proposed regulations do not apply to derivative financial instruments other than notional principal contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS published future guidance requiring current accrual of income with respect to contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.

Prospective purchasers of the Notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Notes. See the discussion under the section entitled “Certain U.S. Federal Income Taxation Considerations” beginning on page P-18 of the accompanying product supplement LIRN-2.

Additional Note Terms

You should read this term sheet, together with the documents listed below (collectively, the “Note Prospectus”), which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement LIRN-2, dated December 23, 2008:

http://www.sec.gov/Archives/edgar/data/352960/000119312508259305/d424b3.htm

▪	Prospectus and prospectus supplement, each dated December 15, 2008:

http://www.sec.gov/Archives/edgar/data/352960/000110465908076407/a08-30087_1f3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 352960.

We have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering, will arrange to send you these documents or the Note Prospectus if you so request by calling toll-free 1-866-500-5408.

Structured Investments Classification

Merrill Lynch classifies certain of the Structured Investments it offers (“Structured Investments”), including the Notes, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments are not structured to include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These underlying investments are not structured to include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to describe fully any particular Structured Investment, including the Notes, nor guarantee any particular performance.

“Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of Bank of America Corporation, the parent corporation of Merrill Lynch.